UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2013

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540
(Address of principal executive office)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On July 26, 2013, Rockwood Specialties Group, Inc. (“Rockwood”), an indirect subsidiary of Rockwood Holdings, Inc. (the “Company”), entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with BYK Chemie GmbH (“Buyer”), a German limited liability company, and Altana AG, a corporation organized under the laws of Germany (“Altana”) as guarantor, pursuant to which Buyer will acquire the Company’s clay-based additives business (the “Business”) for $635 million in cash, subject to customary adjustments.

The Business develops and manufactures a range of specialty rheology modifiers and additives. These products are used in a wide variety of applications to modify viscosity, thickness and flow characteristics, and keep solids in suspension. End products in which these additives are used include industrial and architectural coatings, oil and gas drilling fluids, consumer and household care products, and inks, paper and composites.

The closing of the transaction is expected to occur in the fourth quarter of 2013, subject to the satisfaction or waiver of customary closing conditions and regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the German Act Against Restraints of Competition.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Stock Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01.             Regulation FD Disclosure.

On July 28, 2013, the Company issued a press release announcing the signing of the Stock Purchase Agreement.  A copy of the press release announcing the transaction is furnished as Exhibit 99.1 of this report and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated July 26, 2013, by and among Rockwood, Buyer and Altana.
99.1	Press release dated July 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

	By:	/s/ Michael W. Valente
		Name:	Michael W. Valente
		Title:	Assistant Secretary

Dated: July 31, 2013